SCHEDULE A

To the Transfer Agency and service Agreement

between

William Blair Funds and State Street Bank and Trust Company

Revised: January 10, 2006

William Blair Growth Fund

William Blair Tax-Managed Growth Fund

William Blair Large Cap Growth Fund

William Blair Small Cap Growth Fund

William Blair Small-Mid Cap Growth Fund

William Blair International Growth Fund

William Blair International Equity Fund

William Blair International Small Cap Growth Fund

William Blair Institutional International Growth Fund

William Blair Institutional International Equity Fund

William Blair Emerging Markets Growth Fund

William Blair Value Discovery Fund

William Blair Income Fund

William Blair Ready Reserves Fund

WILLIAM BLAIR FUNDS		STATE STREET BANK AND TRUST COMPANY

By:	/s/ Marco Hanig	By:	/s/ Joseph L. Hooley

Name:	Marco Hanig	Name:	Joseph L. Hooley

Title:	President	Title:	Executive Vice President